Exhibit 10.1

As of September 15, 2008

Mr. Timothy C. Reusing
420 E. 23rd St.
Apt. 3H
New York, NY 10010

Dear Tim:

The following constitutes the employment agreement (the "Agreement") between you (the "Executive") and On2 Technologies, Inc. (the "Company"), a Delaware corporation. This letter sets forth the terms of your employment as General Counsel and Executive Vice President, Corporate and Business Development.

1. EMPLOYMENT; ACCEPTANCE OF EMPLOYMENT; FUTURE ADVANCEMENT The Company hereby employs the Executive during the Term (as defined below) on a full-time basis to render exclusive services to the Company as General Counsel and Executive Vice President, Corporate and Business Development of the Company and its subsidiaries. The Executive hereby accepts this employment and will render his services as required by the Company conscientiously, loyally, competently and to the best of his talents and abilities throughout the Term.

2. TERM OF AGREEMENT. The initial term of this Agreement shall commence on the date hereof and terminate three years hence. On or after the two hundred seventieth (270th) day before the end of the initial Term but prior to the sixtieth (60th) day before the end of the initial Term, Executive may provide notice to Company of his offer to renew the Agreement for an additional three (3) year term, and Company shall be deemed to have accepted the offer unless, within fifteen (15) days of notice, Company provides Executive with notice that Company determined not to renew the Agreement. The initial term, as extended by any renewal term, is referred to herein as the "Term".

3. EXECUTIVE'S DUTIES.

a. The Executive will serve as the chief legal officer and the chief corporate and business development officer of the Company and its subsidiaries. Executive's duties will include those services customarily rendered by a chief legal officer and chief corporate development and business development officer of a publicly traded company of the size of the Company in the Company's industry. The Executive will report directly to the Company’s Chief Operating Officer (“COO”). The Executive shall also perform such other duties and services as may reasonably be assigned to him from time to time by the COO, consistent with his position as General Counsel and Executive Vice President, Corporate and Business Development, in the conduct of the business of the Company.

b. The Executive's services shall be rendered primarily at Company's offices in Manhattan, New York and at such other locations as the Company may from time to time reasonably request consistent with its business needs. Travel to such other Company offices will be at the Company's expense. If you relocate from Manhattan, your office shall be in your new town of residence, it being understood that relocation outside of the Eastern Time Zone shall require prior approval, not to be unreasonably withheld. The Company shall provide office space for Executive in Manhattan or, in the event Executive relocates, Executive’s new town of residence

4. EXCLUSIVITY, RESTRICTIVE AGREEMENTS.

a. During his employment, the Executive shall devote all of his business time, skill and energies exclusively to the business of the Company.

b. The Executive acknowledges that the nature of the services, position and expertise of the Executive are such that he is capable of competing with the Company and seriously damaging its business and its prospects to the detriment of its stockholders and employees. In consideration of the Company's performance of its obligations under this Agreement, during the Term and thereafter during the Restricted Period (as defined below) the Executive shall not without the prior written consent of the Company (i) directly or indirectly enter into the employ of, or render any advice or services, whether or not for compensation, to, any Person (as defined below) engaged in any Competitive Business (as defined below); (ii) directly or indirectly engage in any Competitive Business; and (iii) directly or indirectly become interested, whether or not for compensation, in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity or, in the case of any such company whose securities are traded on a national securities exchange in the United States or otherwise or in the over-the-counter market, acquire, directly or indirectly, an interest in excess of one percent (1%) of the outstanding capital stock of such company. The Company's business is worldwide in scope; accordingly, the Executive agrees that this covenant not to compete shall not be subject to any geographical limit.

c. For purposes of this Section, any "Competitive Business" shall mean any business engaged in the design or development of digital compression, decompression or playback technologies in the computing, telecommunications or entertainment industries. For the avoidance of doubt, any division, unit, subsidiary or affiliate of any other business will be deemed a Competitive Business unless the Executive can demonstrate upon the Company's request that his employment by, engagement in, or interest in such unit, division, subsidiary or affiliate does not and will not require him to provide services, information, advice or relevant knowledge, skill, know-how or contacts to a Competitive Business during the Restricted Period.

d. For purposes of this Section, "Person" shall mean any corporation, partnership, trust, individual or any other entity.

e. For all purposes of this Section 4, "Restricted Period" shall be the period commencing on the date of this agreement, September 15, 2008, and extending through the expiration of the Term or through the 365th day immediately following termination of employment by resignation or termination by the Company, with or without Cause (as defined below).

5. COMPENSATION.

a. During the Term the Executive shall receive base compensation (“Base Salary”) at the initial rate of $230,000 per year, payable semi-monthly and that rate may be increased from time to time. Executive’s Base Salary shall be reviewed by the Compensation Committee of the Board of Directors annually during the Term.

b. The Company will reimburse the Executive for expenses related to its business actually incurred or paid by the Executive in the performance of his duties under this Agreement, including without limitation home Internet connectivity and business phone and cell phone bills, upon presentation of accountings, expense statements, vouchers or such other supporting information as may reasonably be required by the Company's policies.

c. The Company shall include Executive at the highest level in any incentive compensation or management or executive bonus plan(s) or pool currently in effect or adopted in the future. The terms of Executive’s participation in such plan(s) (including the potential amount of any bonus or incentive compensation when measured as a percentage of Base Salary) shall be no less favorable than any other On2 employee.

d. Executive shall receive a stock option grant convertible into 250,000 shares of the Company’s common stock, to be granted under the Company’s 2005 Incentive Compensation Plan. This grant will vest in three equal installments: one-third (1/3) on the date of the grant, one-third on September 15, 2009, and one-third on September 15, 2010. Executive shall also receive a restricted stock grant of 50,000 shares of the Company’s common stock, which grant will vest in two equal installments; one-half (1/2) on September 15, 2009, and one-half on September 15, 2010.

6. EXECUTIVE BENEFITS.

a. During the Term, the Executive shall be entitled to participate in such group health, retirement, profit sharing, 401(k) and other benefits programs or plans, qualified or unqualified, including any future stock option, restricted stock, bonus or other incentive program, which are or become available to other senior executives of the Company, subject to the policies of the Company with respect to all of such programs or plans. Nothing in this clause 6a. shall be construed to create a contractual obligation to provide the Executive with any particular form or type of benefit or to limit the discretion of the Board of Directors or Compensation Committee or any other duly authorized or appointed plan administrator is permitted to exercise under any such benefit programs or plans.

b. During the Term the Executive shall be entitled to four weeks' paid vacation per year of employment to be scheduled on reasonable notice to the Company and to be taken, accrued and paid on the same basis as other employees of the Company.

7. TERMINATION OF EMPLOYMENT FOR DEATH, DISABILITY, OR BY THE COMPANY FOR CAUSE.

a. The Company may terminate employment of Executive for any of the following reasons, each of which is defined as "Cause:"

i. commission of a felony, any crime of moral turpitude or any act of material fraud or dishonesty;

ii. repeated failure to satisfactorily perform material services required under this Agreement in accordance with the requests of the Board of Directors;

iii. willful misconduct or gross negligence in the performance of his duties;

iv. intentional disregard or violation of the legal rights of any employees of the Company or of the Company's written policies regarding harassment or discrimination; or

v. a breach of any material provisions of this Agreement (including, but not limited to, any breach of Sections 4 or 10).

b. If the Company terminates the employment of the Executive for Cause, or if the Executive resigns during the Term other than for Good Reason, the Company's obligations under this Agreement to pay further compensation shall cease forthwith, except that the Company will pay to the Executive, within 30 days after the date of termination of his employment, in full and complete satisfaction of all of the Company's obligations under this Agreement: (i) the Base Salary earned to the date of termination and, subject to Executive’s submission of all required documentation, reimbursable expenses accrued (but unpaid) to the date of termination; and (ii) any accrued but unused vacation days paid at the rate of the Executive's Base Salary. In addition, during the six months after such termination, the Company will provide all benefits that would have been provided had Executive’s employment continued, including medical, disability and life insurance; PROVIDED that, in the case of the death of the Executive during such six-month period, medical insurance will be continued for the Executive's spouse and children for the duration of such period. Nothing contained in this Section 7.b shall be construed to alter the Executive's rights under any stock option plan pursuant to which options have been or may be issued to Executive.

c. If the Executive dies during the Term, such death shall be deemed termination for Cause and the Company's obligation to Executive's estate shall be the same as those after termination for Cause as defined in Section 7.a above.

d. If, as a result of the Executive's disability or incapacity during the Term due to any mental or physical illness or condition, the Executive is unable substantially to perform his duties hereunder for a consecutive 12-calendar week period, or an aggregate period of 12 calendar weeks during any 12 months (or such longer period as may be required to comply with the Family Leave Act or other applicable law) after which any reasonably requested accommodations are made, the Company shall have the right, upon written notice to the Executive, to terminate the Executive's employment under this Agreement. Such a termination shall be deemed termination for Cause as defined in Section 7.a, but shall in no case become effective until the date on which the Company's long-term disability plan pays benefits to the Executive.

e. Any alleged breach of this Agreement by either party shall not be deemed a breach until such time as the breaching party shall have received written notice from the non-breaching party setting forth the alleged breach ("Alleged Breach Notice") and the breaching party shall not have cured (if curable) the breach set forth in the Alleged Breach Notice in the 15 days (10 days for defaults in payments) after receipt of such Alleged Breach Notice. If the breach set forth in the Alleged Breach Notice is not curable and has not resulted in a substantive and material adverse effect on the party sending the Alleged Breach Notice, the Company and the Executive shall, at the request of the other, attempt to meet and discuss such alleged breach before resorting to remedies or rights under this Agreement or otherwise. Notwithstanding the foregoing, this Section shall not apply to, and the Executive shall have no right to cure, a breach by him under clauses (i) and (iv) of the definition "Cause" contained in Section 7.a, above.

8. TERMINATION OTHER THAN FOR CAUSE.

a. If the Company terminates the Executive's employment without Cause, the Company's obligations under this Agreement shall be as follows:

i. The Company will continue to pay to the Executive, or in the case of death of the Executive after such termination without Cause to his successors or legal representatives or to his estate, during the 365 days immediately following such termination of employment (such period is hereinafter referred to as the "Severance Period"), his Base Salary on a monthly basis as would have been paid to the Executive had his employment with the Company continued; provided, however, that to the extent any payment under this Paragraph 8.i. fails to satisfy the requirements set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii), the amount shall not be paid to the Executive before the date that is six (6) months after the date of the Executive’s separation from service, or if earlier, date of death.

ii. The Company shall pay to the Executive his proportionate share of any bonus compensation to which he would have been entitled had he continued to be employed until the end of the relevant bonus calculation period. Such bonus compensation shall be payable in a lump sum within 30 days of determination of Executive's bonus amount but in any event no later than March 15th following the taxable year to which such bonus applies, except as permitted under Section 409A of the Internal Revenue Code (the “Code”); it being intended that the payment contemplated by this Paragraph 8.ii. comply with the short-term deferral exception to Section 409A of the Internal Revenue Code under Treasury Regulation Section 1.409A-1(b)(4) and, to the extent applicable, with Treasury Regulation Section 1.409A-2(b)(7).

iii. The Company will continue to provide all benefits to the Executive during the Severance Period that would have been provided had Executive’s employment continued, including medical, disability and life insurance. In the case of the death of the Executive, medical insurance will be continued for Executive's spouse and children for the duration of the Severance Period; and

iv. The Company will promptly, subject to the Executive’s submission of reasonably required documentation, reimburse the Executive for all reimbursable expenses accrued (but unpaid) to the date of termination; and within 10 business days after such termination, any accrued but unused vacation days paid at Executive's Base Salary.

b. If a termination without Cause takes effect prior to the expiration of the Term, all of the Executive's stock options which would have vested and become exercisable had the Executive's employment continued to the end of the Term in which such termination without Cause occurred shall immediately vest and become exercisable, and the Executive may thereafter exercise all options held by him during the period ending on the last day on which the Executive may exercise any such options under the terms of the applicable option plan or 90 days from the date of termination, whichever is later. Additionally, if a termination without Cause takes effect prior to the expiration of the Term, all of the Executive's restricted stock which would have vested had the Executive's employment continued to the end of the Term in which such termination without Cause has occurred shall immediately vest.

9. EXECUTIVE’S TERMINATION OF EMPLOYMENT FOR GOOD REASON.

a.  If the Executive terminates his employment for Good Reason, the Company's obligations to pay further compensation to the Executive shall be the same as its obligations after a termination by the Company other than for Cause, as set forth in Section 8 above.

b. "Good Reason" means the occurrence of any of the following:

i. a material diminution in the Executive’s base compensation, authority, duties, or responsibilities;

ii. a material diminution in the authority, duties, or responsibilities of the person or committee to whom the Executive is required to report;

iii. a material diminution in the budget over which the Executive retains authority;

iv. the Company fails to provide executive office space in Manhattan, New York, it being understood that in the event that Executive relocates outside of Manhattan, New York, failure to provide office space in proximity to the Executive’s principal place of residence shall not constitute grounds for resignation for Good Reason;

v. a material change in the geographic location at which the Executive must perform the services; or

vi. any other action or inaction that constitutes a material breach by the Company of this Agreement;

For the condition claimed by the Executive to constitute Good Reason, the Executive must give written notice to the Company of the existence of the condition within 90 days of the initial existence of the condition, and the Company must fail to remedy the condition within 15 days after the receipt by the Company of the Executive’s notice.

10. CHANGE IN CONTROL

a. If the Company undertakes a business combination (including sale of assets, merger, consolidation or other transaction) that results in (1) the stockholders of the Company receiving liquid consideration for a majority of the holdings in the Company and (2) a change in actual control of the Company, then, regardless of whether the Executive’s employment hereunder is expected to continue after such transaction, all (i) stock options theretofore granted to the Executive shall vest and become exercisable 90 days before the transaction is scheduled to close, and the Executive may thereafter exercise all options held by him during the period ending on the last day on which the Executive may exercise any such options under the terms of the applicable option plan, or the day before such transaction closes, whichever is later and (ii) all restricted stock theretofore granted to the Executive shall vest.

11.  NONDISCLOSURE.

a. Except as required in order to perform his obligations under this Agreement, the Executive shall not, without the express prior written consent of the Company, directly or indirectly, disclose or divulge to any other person or entity any of the Company's Confidential Information or Trade Secrets at any time (during or after the Executive's employment) during which such data or information continues to constitute Confidential Information or a Trade Secret. Upon any termination or expiration of his employment, the Executive will promptly deliver to the Company all data, lists, information, memoranda, documents and all other property belonging to the Company or containing Confidential Information or Trade Secrets of the Company.

b. As used in this Agreement:

i. "Confidential Information" of the Company shall mean any valuable, competitively sensitive data and information related to the Company's business other than Trade Secrets that are not generally known by or readily available to the Company's competitors, including, among other things, that which relates to services performed by the Executive for the Company, or was created or obtained by the Executive while performing services for the Company or by virtue of the Executive's relationship with the Company; and

ii. "Trade Secrets" shall mean information or data of the Company, including but not limited to technical or non-technical data, compilations, programs, devices, methods, techniques, processes, financial data and financial plans, that: (a) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (b) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with a definition of "trade secret" mandated under applicable law, the latter definition shall govern for purposes of interpreting the Executive's obligations under this Agreement.

iii. The obligations set forth in this Section shall not be applicable to any information which: (i) the Company has authorized the Executive in writing to publicly disclose, copy or use, but only to the extent of such authorization; (ii) is generally known or becomes part of the public domain through no fault of the Executive; (iii) is disclosed to the Company by third parties without restrictions on disclosure; or (iv) is required to be disclosed in the context of any administrative or judicial proceedings; PROVIDED that, if the Executive is requested or becomes legally compelled to disclose any Confidential Information or Trade Secrets, the Executive will provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section and the Executive will cooperate with the Company in any effort the Company undertakes to obtain a protective order or other remedy. If such a protective order or other remedy is not obtained or the Company waives compliance with this Section, the Executive will furnish only that portion of the Confidential Information and Trade Secrets that is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information to be disclosed. The Company hereby agrees to indemnify and hold harmless Executive from all costs and expenses, including attorneys' fees, he incurs in carrying out his obligations under the proviso provisions of this subsection 10.b.iii and further agrees upon the written request of Executive to advance to Executive the anticipated cost of complying with his obligations under such proviso provisions.

12. REPRESENTATIONS AND WARRANTIES. The Executive hereby represents and warrants that (a) he has the right to enter into this Agreement with the Company and to grant the rights contained in this Agreement, and (b) the provisions of this Agreement do not violate any other contracts or agreements that the Executive has entered into with any other individual or entity.

13. SERVICES OF THE EXECUTIVE. In the course of his employment under this Agreement, the Executive will have access to Trade Secrets, the disclosure or unauthorized use of which, the Company seeks to protect and the Executive has agreed to protect. As a result of benefits accruing to the Executive from his access to such Trade Secrets, and of the improvement in his knowledge, and proficiency arising therefrom, the Executive acknowledges that (a) his services are and will remain special and extraordinary, and have and will have a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law; (b) he is willing to comply with the restrictions contained in Sections 4.b and 4.c; (c) the restrictions contained in those Sections will not impair his ability to earn a living in any businesses other than those businesses from which he is prohibited during the time of such restriction; and (d) a material breach of his obligations under Sections 4.b, 4.c or 11 will cause the Company irreparable injury and damage. It is, therefore, agreed that the Company, in addition to any other remedies, shall be entitled to injunctive and other equitable relief to enforce its rights under, and to prevent a breach of, Sections 4.b, 4.c and 10 of this Agreement by the Executive.

14. ASSIGNABILITY ETC. This Agreement shall be nondelegable and nonassignable by the Executive, and shall inure to the benefit of the heirs and assigns of the Executive. This Agreement shall be binding upon and inure to the benefit of the Company and any entity succeeding to all or substantially all of the business assets of the Company by merger, consolidation, purchase of assets or otherwise.

15. NOTICES. Any notice pertaining to this Agreement shall be in writing and shall be served by delivering said notice (i) by hand, (ii) by overnight mail by a internationally recognized carrier, (iii) by sending it by certified mail, postage prepaid, return receipt requested, or (iv) by telefax, with notice confirmed, to the Executive at the address first stated above or his office at the Company, and to the Company at:

3 Corporate Dr.
Ste. 100
Clifton Park, NY 12065
Attn: COO

The addresses for notice may be changed by notice given to the other party pursuant to this Section.

16. MISCELLANEOUS.

a. This Agreement shall be governed by and construed under the laws and decisions of the State of New York applicable without regard to the principles of conflicts of laws. The parties to this Agreement agree that the state or federal courts in the State of New York shall have personal jurisdiction over them with respect to, and shall be the exclusive forum for the resolution of, any matter or controversy arising from or with respect to this Agreement. Service of a summons and complaint concerning any such matter or controversy may, in addition to any other lawful means, be effected by sending a copy of such summons and complaint by certified mail to the party to be served as specified in Section 14 of this Agreement or at such other address as the party to be served shall have provided in writing to the other from time to time in accordance with Section 14.

b. To the extent permitted by law, the Executive and the Company irrevocably waive trial by jury and any objection which he or it may now or hereafter have to the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in the City of New York, and to the extent permitted by law, the Executive and the Company hereby further irrevocably waive any claim that any such suit, action or proceeding brought in the City of New York has been brought in an inconvenient forum.

c. This Agreement contains the entire understanding of the parties to this Agreement with respect to the subject matter of this Agreement and supersedes all previous written and oral agreements between the parties with respect to the subject matter set forth in this Agreement.

d. This Agreement may not be modified or amended except by a writing signed by the parties to this Agreement.

e. Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions of this Agreement in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If the covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

f. The following provisions of this Agreement shall survive in accordance with their terms, the expiration or termination of this Agreement for any reason: Sections 4, 7, 8, 9, 10, 11, 12 and 15.

g. A waiver by either party of any Section, term or condition of this Agreement in any instance shall not be deemed or construed to be a waiver of such Section, term or condition for the future or of any subsequent breach thereof, and any such waiver must be in writing, signed by the party to be charged. All rights and remedies contained in this Agreement are cumulative, and none of them shall be construed so as to limit any other right or remedy of either party.

h. This Agreement may be executed in counterparts, all of which shall constitute one and the same Agreement.

i. The headings and titles to the Sections of this Agreement are inserted for convenience only and shall not be deemed a part of or affect the construction or interpretation of any provisions of this Agreement.

j. All references to Sections shall be to sections and schedules of this Agreement.

k. All references using male pronouns shall be deemed to include female pronouns.

l. This Agreement maybe signed in multiple counterparts, each of which shall be deemed an original. Any executed counterpart returned by email or facsimile shall be deemed an original executed counterpart.

If the foregoing accurately reflects your understanding, please countersign and return one counterpart of this Agreement to the Company.

Sincerely yours,

ON2 TECHNOLOGIES, INC.

By:	/s/ Matthew C. Frost
Name: Matthew C. Frost
Title: Interim Chief Executive Officer
Date: September 18, 2008

/s/ Timothy C. Reusing
Timothy C. Reusing
Date: September 18, 2008